Exhibit 99.1

            iParty Corp. Reports Q1 2005 Financial Results

    DEDHAM, Mass.--(BUSINESS WIRE)--April 27, 2005--iParty Corp. (AMEX: IPT), a party goods retailer that operates 45 iParty retail stores, today reported financial results for its first quarter of fiscal year 2005, which ended on March 26, 2005.
    For the quarter consolidated revenues were $13.2 million, a 9.3% increase compared to $12.0 million for the first quarter of 2004. The increase in first quarter revenues was due to sales from seven new stores that opened since the end of the first quarter of 2004, partially offset by a 0.7% decrease in comparable store sales. Consolidated gross profit margin was 38.0% for the first quarter compared to a margin of 41.7% for the same period in 2004. Consolidated net loss was $1.7 million, or $0.08 per basic and diluted share, compared to a consolidated net loss of $0.9 million, or $0.04 per basic and diluted share, in the first quarter of 2004.
    Sal Perisano, Chief Executive Officer of iParty Corp., commented, "While we are pleased to report a 9.3% increase in sales, we are disappointed with our 0.7% decrease in comparable store sales. The decrease in comparable store sales was primarily due to severe weather that impacted our New England stores throughout the quarter, partly offset by the earlier-than-normal Easter season. Comparable sales in our New England stores were down 1.3%, whereas our comparable sales increased by 7.5% during the first quarter in Florida where inclement weather was not a factor. The decline in our gross profit margin was due to lower merchandise margins and higher occupancy costs as a percentage of sales. Our merchandise margins were adversely affected by increases in our product costs charged to us by certain key vendors. We are in the process of adjusting our prices to reflect our new costs. Additionally, during the quarter we took more aggressive markdowns to increase the sell through of seasonal merchandise. The increase in occupancy costs is largely attributable to our new stores, which, as we have previously reported, operate at a higher occupancy to sales ratio until they reach maturity. However, we continue to believe that our investment in growth and new stores will yield longer-term increases in profitability. Our marketing and sales costs rose as a percentage of sales, largely due to higher depreciation costs associated with the acquisition of fixed assets for our new stores and the new point-of-sale system for all of our stores. General and administrative expenses were higher than last year due to professional fees, primarily for the Sarbanes-Oxley compliance work that we undertook this quarter. This work will continue throughout the remainder of 2005."
    "Looking ahead, we are on track to open at least six new stores during 2005. One of these new stores opened in the first quarter, in East Hartford, Connecticut, where we recently celebrated its grand opening with a display of the Boston Red Sox' World Series trophy. Leases have been signed for five additional new stores scheduled to open in our third quarter, in time for our important Halloween season. Earlier this month we extended our line of credit to $10 million from our previous $7.5 million limit. Increasing our line of credit will help finance our present operations and this year's store expansion plan. Supplementing our new store opening program, we recently entered into new marketing agreements with the Boston Red Sox and Brigham's Ice Cream, two of New England's most venerable and popular institutions, which we believe will help us reach new customers and meet our goal of further establishing the iParty brand."

    About iParty Corp.

    Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX: IPT) is a party goods retailer that operates 45 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty's aim is to make throwing a successful event both stress-free and fun. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with a definitive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty offers reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections, including those about future store openings, future expectations of profitability and the industry and markets in which iParty operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing iParty's expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, the success or failure of iParty's efforts to implement its business strategy; iParty's inability to obtain additional financing, if required; third-party suppliers' failure to fulfill their obligations to iParty; unseasonable weather; intense competition; the availability of retail store space on reasonable lease terms; the failure of iParty's systems or those of its third-party suppliers; general economic and other developments affecting consumer confidence or spending patterns, particularly in the New England region; compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the American Stock Exchange; and government regulation of the Internet. For a discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Cautionary Statements and Risk Factors" in iParty's most recently filed Annual Report on Form 10-K and "Factors That May Affect Future Results" in iParty's most recently filed Quarterly Report on Form 10-Q.


                             iPARTY CORP.
                CONSOLIDATED STATEMENTS OF OPERATIONS


                                               For the three months
                                                        ended
                                              ------------------------
                                                 Mar 26,     Mar 27,
                                                  2005        2004
                                              ------------------------
Revenues                                      $13,159,763 $12,036,066
Operating costs:
  Cost of goods sold and occupancy costs        8,165,569   7,017,645
  Marketing and sales                           4,835,847   4,298,590
  General and administrative                    1,800,950   1,574,906
                                              ------------------------

Operating Loss                                 (1,642,603)   (855,075)

Interest income                                       172         180
Interest expense                                 (102,348)    (27,426)
                                              ------------------------

Loss before income taxes                       (1,744,779)   (882,321)

Income taxes                                            -           -
                                              ------------------------

Net Loss                                      $(1,744,779)  $(882,321)
                                              ========================

Basic and diluted net loss per share               $(0.08)     $(0.04)
                                              ========================

Weighted-average shares outstanding:
  Basic and diluted                            22,107,567  20,227,671
                                              ========================



                             iPARTY CORP.
                     CONSOLIDATED BALANCE SHEETS

                                                 Mar 26,     Dec 25,
                                                  2005        2004
                                              ------------------------
                    ASSETS
Current assets:
  Cash and cash equivalents                    $1,270,319  $1,757,157
  Restricted cash                                 581,101     561,407
  Accounts receivable                             603,192     700,961
  Inventory, net                               11,543,180  11,400,971
  Prepaid expenses and other assets               352,176     476,046
                                              ------------------------
    Total current assets                       14,349,968  14,896,542
Property and equipment, net                     4,598,904   4,483,705
Other assets                                       92,643      99,690
                                              ------------------------
Total assets                                  $19,041,515 $19,479,937
                                              ========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                             $4,117,059  $3,421,195
  Accrued expenses                              2,012,304   2,615,835
  Current portion of capital lease obligations    374,251     365,674
  Borrowings under line of credit               6,497,214   5,257,690
                                              ------------------------
    Total current liabilities                  13,000,828  11,660,394

Long-term liabilities:
  Capital lease obligations, net of current
   portion                                        691,668     796,693
  Other liabilities                               514,207     471,759
                                              ------------------------
    Total long-term liabilities                 1,205,875   1,268,452

Commitments and contingencies

Stockholders' equity:
  Convertible preferred stock                  14,281,962  14,308,002
  Common stock                                     22,115      22,093
  Additional paid-in capital                   50,502,618  50,448,100
  Accumulated deficit                         (59,971,883)(58,227,104)
                                              ------------------------
    Total stockholders' equity                  4,834,812   6,551,091
                                              ------------------------

Total liabilities and stockholders' equity    $19,041,515 $19,479,937
                                              ========================

    CONTACT: iParty Corp.
             Patrick Farrell, 781-355-3717